Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 30, 2026, which includes an explanatory paragraph regarding Live Oak Acquisition Corp. V’s ability to continue as a going concern, relating to the consolidated financial statements of Live Oak Acquisition Corp. V, as of December 31, 2025 and 2024, and for the period from November 27, 2024 (inception) through December 31, 2024, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

May 18, 2026